Exhibit 10(jj)

NEXTERA ENERGY, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION SUMMARY
(Effective January 1, 2011)

Annual Retainer (payable quarterly in common stock or cash)	$50,000
Board or Committee meeting fee	$2,000/meeting
Audit Committee Chair retainer (annual) (payable quarterly)	$15,000
Other Committee Chair retainer (annual) (payable quarterly)	$10,000
Annual grant of restricted stock (under 2007 Non-Employee Directors Stock Plan)	that number of shares determined by dividing $110,000 by closing price of NextEra Energy common stock on effective date of grant (rounded up to the nearest 10 shares)
Miscellaneous	- Travel and Accident Insurance (including spouse coverage)
- Certain directors accrue dividends and interest on the phantom stock units granted to them upon the termination of the Non-Employee Director Retirement Plan in 1996

- Travel and related expenses while on Board business, and actual administrative or similar expenses incurred for Board or Committee business, are paid or reimbursed by the Company  Directors may travel on Company aircraft in accordance with the Company’s Aviation Policy (primarily to or from Board meetings and while on Board business; in limited circumstances for other reasons if the Company would incur little if any incremental cost, space is available and the aircraft is already in use for another authorized purpose - may be accompanied by immediate family members when space is available).

- Directors may participate in the Company’s Deferred Compensation Plan.
- Directors may participate in the Company’s matching gift program, which matches gifts to educational institutions to a maximum of $10,000 per donor.